Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-235944) pertaining to the Carolina Financial Corporation 2013 Equity Incentive Plan and the First South Bancorp, Inc. 2008 Equity Incentive Plan of our report dated March 2, 2020, with respect to the consolidated financial statements of United Bankshares, Inc. and the effectiveness of internal control over financial reporting of United Bankshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

May 20, 2020